Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors Aquila, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-132829) of Great Plains Energy Incorporated (the Registrant) and in the Prospectus relating to the Registrant’s Dividend Reinvestment and Direct Stock Purchase Plan (the Prospectus) of our reports dated February 27, 2007 with respect to the consolidated balance sheets of Aquila, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, common shareholders’ equity, comprehensive income, cash flows, and the financial statement schedule, “Schedule II–Valuation and Qualifying Accounts,” for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K of Aquila, Inc., and have been incorporated by reference in the Registration Statement on Form S-3 (No. 333-133891) of Great Plains Energy Incorporated. Our audit report refers to the adoption of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R), and the adoption of FASB Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment, replacing FASB Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ KPMG LLP

Kansas City, Missouri October 12, 2007